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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ___5___)*

                         Morton's Restaurant Group, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   619429 10 3
                                 (CUSIP Number)

                               Barry W. Florescue
                          c/o BFMA Holding Corporation
                         50 East Sample Road, Suite 400
                          Pompano Beach, Florida 33064
                                 (800) 675- 6115
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  July 27, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
1)  Name of Reporting Persons
    I.R.S. Identification No. of Above Persons (entities only)

    BFMA HOLDING CORPORATION
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds (See Instructions)
    WC
--------------------------------------------------------------------------------
5)  Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                  [ ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization
             DELAWARE
--------------------------------------------------------------------------------
                   7)   Sole Voting Power
     Number of          298,500
      Shares       -------------------------------------------------------------
   Beneficially    8)   Shared Voting Power
     Owned by           0
       Each        -------------------------------------------------------------
     Reporting     9)   Sole Dispositive Power
      Person            298,500
        with       -------------------------------------------------------------
                   10)  Shared Dispositive Power
                        0
--------------------------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person
    298,500
--------------------------------------------------------------------------------
12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
    (See Instructions)                  [ ]
--------------------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)
    7.2%
--------------------------------------------------------------------------------
14) Type of Reporting Person (See Instructions)
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
1)  Name of Reporting Persons
    I.R.S. Identification No. of Above Persons (entities only)

    FLORESCUE FAMILY CORPORATION
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds (See Instructions)
    WC
--------------------------------------------------------------------------------
5)  Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                    [ ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization
             NEVADA
--------------------------------------------------------------------------------
                     7)   Sole Voting Power
     Number of            29,100
      Shares         -----------------------------------------------------------
   Beneficially      8)   Shared Voting Power
     Owned by             0
       Each          -----------------------------------------------------------
     Reporting       9)   Sole Dispositive Power
      Person              29,100
        with         -----------------------------------------------------------
                     10)  Shared Dispositive Power
                          0
--------------------------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person
    29,100
--------------------------------------------------------------------------------
12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
    (See Instructions)              [ ]
--------------------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)
    0.7%
--------------------------------------------------------------------------------
14) Type of Reporting Person (See Instructions)
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------- ----------------------------------------------------------------------
1)  Name of Reporting Persons
    I.R.S. Identification No. of Above Persons (entities only)

    BARRY W. FLORESCUE
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds (See Instructions)
    AF
--------------------------------------------------------------------------------
5)  Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                      [ ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization
             UNITED STATES
--------------------------------------------------------------------------------
                   7)  Sole Voting Power
     Number of         327,600
      Shares       -------------------------------------------------------------
   Beneficially    8)  Shared Voting Power
     Owned by          56,300
       Each        -------------------------------------------------------------
     Reporting     9)  Sole Dispositive Power
      Person           327,600
        with       -------------------------------------------------------------
                   10) Shared Dispositive Power
                       56,300
--------------------------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person
    383,900
--------------------------------------------------------------------------------
12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
    (See Instructions)                      [ ]
--------------------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)
    9.3%
--------------------------------------------------------------------------------
14) Type of Reporting Person (See Instructions)
    IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------- ----------------------------------------------------------------------
1)  Name of Reporting Persons
    I.R.S. Identification No. of Above Persons (entities only)

    NED L. SIEGEL
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds (See Instructions)
    AF
--------------------------------------------------------------------------------
5)  Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                   [ ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization
             UNITED STATES
--------------------------------------------------------------------------------
                  7)   Sole Voting Power
     Number of         0
      Shares      --------------------------------------------------------------
   Beneficially   8)   Shared Voting Power
     Owned by          56,300
       Each       --------------------------------------------------------------
     Reporting    9)   Sole Dispositive Power
      Person           0
        with      --------------------------------------------------------------
                  10)  Shared Dispositive Power
                       56,300
--------------------------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person
    56,300
--------------------------------------------------------------------------------
12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
    (See Instructions)                   [ ]
--------------------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)
    1.4%
--------------------------------------------------------------------------------
14) Type of Reporting Person (See Instructions)
    IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
1)  Name of Reporting Persons
    I.R.S. Identification No. of Above Persons (entities only)

    RICHARD A. BLOOM
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3)  SEC Use Only

--------------------------------------------------------------------------------
4)  Source of Funds (See Instructions)
    AF
--------------------------------------------------------------------------------
5)  Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                    [ ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization
             UNITED STATES
--------------------------------------------------------------------------------
                   7)  Sole Voting Power
     NUMBER OF         5,000
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    8)  Shared Voting Power
     OWNED BY          0
       EACH        -------------------------------------------------------------
     REPORTING     9)  Sole Dispositive Power
      PERSON           5,000
        WITH       -------------------------------------------------------------
                   10) Shared Dispositive Power
                       0
--------------------------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person
    5,000
--------------------------------------------------------------------------------
12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
    (See Instructions)                    [ ]
--------------------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)
    0.1%
--------------------------------------------------------------------------------
14) Type of Reporting Person (See Instructions)
    IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
1)  Name of Reporting Persons
    I.R.S. Identification No. of Above Persons (entities only)

    CHARLES W. MIERSCH
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3)  SEC Use Only

--------------------------------------------------------------------------------
4)  Source of Funds (See Instructions)
    AF
--------------------------------------------------------------------------------
5)  Check if Disclosure of Legal Proceedings is Required Pursuant to
    Items 2(d) or 2(e)                     [ ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization
             UNITED STATES
--------------------------------------------------------------------------------
                   7)  Sole Voting Power
     NUMBER OF         500
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    8)  Shared Voting Power
     OWNED BY          0
       EACH        -------------------------------------------------------------
     REPORTING     9)  Sole Dispositive Power
      PERSON           500
        WITH       -------------------------------------------------------------
                   10) Shared Dispositive Power
                       0
--------------------------------------------------------------------------------
11) Aggregate Amount Beneficially Owned by Each Reporting Person
    500
--------------------------------------------------------------------------------
12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
    (See Instructions)                     [ ]
--------------------------------------------------------------------------------
13) Percent of Class Represented by Amount in Row (11)
    0.0%
--------------------------------------------------------------------------------
14) Type of Reporting Person (See Instructions)
    IN
--------------------------------------------------------------------------------

        This Amendment No. 5 to the Statement on Schedule 13D amends and supplements the Statement in Schedule 13D relating to the event date of January 25, 2001, filed by BFMA Holding Corporation, Florescue Family Corporation, Barry
W. Florescue and Ned L. Siegel as amended by Amendment No. 1 relating to the event date of March 21, 2001, Amendment No. 2 relating to the event date of April 26, 2001, Amendment No. 3 relating to the event date of June 27, 2001 and Amendment No. 5 relating to the event date of July 19, 2001 (collectively, the "Schedule 13D"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Schedule 13D.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Item 6 has been supplemented with the following:

        On July 27, 2001, BFMA sent a letter to Morton's, a copy of which is attached hereto and incorporated by reference.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

        Exhibit A.  Agreement of Joint Filing.(1)

        Exhibit B.  Definitive Proxy Statement, dated April 26, 2001.(2)

        Exhibit C.  Letter from BFMA to Morton's, dated May 1, 2001.(2)

        Exhibit D.  Commitment Letter from Icahn Associates Corp., dated May 1,
                    2001.(2)

        Exhibit E.  Letter from BFMA to Greenhill & Co., LLC, dated June 27,
                    2001.(3)

        Exhibit F.  Letter from BFMA to Morton's, dated July 19, 2001.(4)

        Exhibit G. Letter from BFMA to Morton's, dated July 27, 2001.


    (1) Filed as an exhibit to Amendment No. 1 to the Statement on Schedule 13D.

    (2) Filed as an exhibit to Amendment No. 2 to the Statement on Schedule 13D.

    (3) Filed as an exhibit to Amendment No. 3 to the Statement on Schedule 13D.

    (4) Filed as an exhibit to Amendment No. 4 to the Statement on Schedule 13D.

                                   SIGNATURES


         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certifies that the information set forth in this Schedule 13D is true, complete and correct.


Dated: July 27, 2001

                                          BFMA HOLDING CORPORATION


                                          By: /s/ Barry W. Florescue
                                              ----------------------------------
                                                  Name:  Barry W. Florescue
                                                  Title: Chief Executive Officer

                                          FLORESCUE FAMILY CORPORATION


                                          By: /s/ Barry W. Florescue
                                              ----------------------------------
                                                  Name:  Barry W. Florescue
                                                  Title: President


                                          /s/ Barry W. Florescue
                                          --------------------------------------
                                          Barry W. Florescue

                                          /s/ Ned L. Siegel
                                          --------------------------------------
                                          Ned L. Siegel

                                          /s/ Richard A. Bloom
                                          --------------------------------------
                                          Richard A. Bloom

                                          /s/ Charles W. Miersch
                                          --------------------------------------
                                          Charles W. Miersch